================================================================================


                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement           Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MTI Technology Corporation
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1)   Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
   2)   Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
   4)   Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box, if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)   Amount Previously Paid:

        ------------------------------------------------------------------------
   2)   Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
   3)   Filing Party:

        ------------------------------------------------------------------------
   4)   Date Filed:

        ------------------------------------------------------------------------

================================================================================

                                   [MTI LOGO]

                           MTI TECHNOLOGY CORPORATION
                           4905 EAST LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92807

                                                                  August 6, 1998

Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of MTI Technology Corporation, to be held on Thursday, September 10, 1998, at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, beginning at 10:00 a.m. local time.

     The business to be conducted at the meeting includes the election of a director, ratification of the selection of independent auditors and consideration of any other matters that may properly come before the meeting and any adjournment thereof.

     It is important that your shares be represented, so, even if you presently plan to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          Sincerely,

                                          /s/ EARL M. PEARLMAN
                                          --------------------------------------
                                          Earl M. Pearlman
                                          President and Chief Executive Officer

                           MTI TECHNOLOGY CORPORATION
                           4905 EAST LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92807

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 10, 1998

     The Annual Meeting of Stockholders of MTI Technology Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, on Thursday, September 10, 1998 at 10:00 a.m., local time, for the following purposes:

     (1) To elect one member of the Board of Directors to serve for a term of 3 years or until his successor is elected and qualified;

     (2) To consider and act upon the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the Company for fiscal year 1999; and

     (3) To transact any such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A copy of the Company's Annual Report for the fiscal year ended April 4, 1998, containing consolidated financial statements, is included with this mailing.

     The Board of Directors has fixed the close of business on July 13, 1998 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting and, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, 4905 East La Palma Avenue, Anaheim, California for a period of ten days prior to the Annual Meeting. The officers and directors of the Company cordially invite you to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ DALE R. BOYD
                                          --------------------------------------
                                          Dale R. Boyd
                                          Chief Financial Officer and Secretary

Anaheim, California August 6, 1998

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MTI Technology Corporation ("MTI" or the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Thursday, September 10, 1998 (the "Annual Meeting"), at 10:00 a.m., local time, at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807 and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to stockholders entitled to vote at the Annual Meeting on or about August 6, 1998.

THE PROXY

     The persons named as proxyholders, Earl M. Pearlman and Dale R. Boyd, were selected by the Board of Directors of the Company and are executive officers of the Company.

     All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the Common Stock of the Company represented by the proxy will be voted for the election of the director named in the Proxy Statement, for the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the 1999 fiscal year and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxyholders. The Company does not presently know of any other such business. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder's right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

VOTING AT THE ANNUAL MEETING

     The only issued and outstanding voting securities of the Company are its shares of Common Stock, $.001 par value (the "Common Stock"), of which 28,370,096 shares were outstanding at the close of business on July 13, 1998. Only holders of record at the close of business on July 13, 1998 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. Except as described below, the holders of the Common Stock of the Company are entitled to one vote per share on each matter submitted to a vote of the stockholders. The Company's Bylaws do not provide for cumulative voting by stockholders.

     The holders of a majority of the Company's outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions (also referred to as withheld votes), the Company believes that abstentions should be counted for purposes of determining if a quorum is present at the Annual Meeting for the transaction of business. With respect to broker nominee votes, the Delaware Supreme Court has held that broker nominee votes may be counted as present or represented for purposes of determining the presence of a quorum. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a no vote on such proposals, whereas broker non-votes are not counted. Directors are elected by plurality of the votes of the shares of Common Stock represented and voted at the meeting and abstentions and broker non-votes will have no effect on the outcome of the election of directors. The affirmative vote of a majority of the shares of Common Stock represented and voted at the meeting is required for approval of Proposal Two.

SOLICITATION

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners. The Company has engaged Corporate Investor Communications, Inc. to supplement the Company's solicitation efforts, and the Company will pay the customary fee, estimated to be approximately $5,000.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTOR

     At the Annual Meeting, one individual will be elected as director for a three year term and until his successor is elected. The Board of Directors has nominated Raymond J. Noorda for election at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE NOMINEE FOR ELECTION AS A MEMBER OF THE BOARD OF DIRECTORS.

     The proxies given to the proxyholders will be voted or not voted as directed thereon, and if no direction is given, will be voted FOR approval of the nominee. The Board of Directors knows of no reason why the nominee should be unable or unwilling to serve, but if the nominee should, for any reason, be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in the place of such nominee.

NOMINEES FOR DIRECTOR

     The following table sets forth the names, ages and positions of all directors and the nominee as of July 2, 1998. A summary of the background and experience of each of these individuals is set forth after the table. Information regarding MTI's executive officers is set forth in Part I of its Annual Report on Form 10-K under the heading "Executive Officers of the Registrant."

                                   DIRECTORS

                 NAME                    AGE                 POSITION(S)
                 ----                    ---                 -----------
Raymond J. Noorda*.....................  73    Chairman of the Board of Directors,
                                               Nominee
Val Kreidel*...........................  43    Director
David Proctor*.........................  58    Director
Earl Pearlman..........................  54    Director, President and Chief Executive
                                               Officer
John Repp*.............................  60    Director

---------------
* Member of Audit Committee and Compensation Committee.

     MTI's Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in the number of directors as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected to hold office for a term of three years until their respective successors are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office expire as follows: Mr. Noorda, 1998; Mr. Repp, 2000; Mr. Proctor, 2000; Ms. Kreidel, 1999; and Mr. Pearlman, 1999.

     Ms. Kreidel is the daughter of Mr. Noorda. There are no other family relationships among the directors or executive officers of MTI.

     Raymond J. Noorda has been Chairman of the Board of Directors of the Company since 1987. Mr. Noorda previously served as the President, Chief Executive Officer and Chairman of the Board of Directors of Novell, Inc. Prior to joining Novell, Inc., Mr. Noorda served as Chief Executive Officer of Boschert, Inc. and System Industries, Inc.

     Val Kreidel was elected a Director of the Company in January 1994. Ms. Kreidel has served as a financial analyst for NFT Ventures, Inc. and DSC Ventures, Inc., private investment companies, since May 1989. From

May 1985 to May 1989, Ms. Kreidel served as a Vice President of Atlantic Financial Savings Bank in its Real Estate Loan Department.

     David Proctor was elected a Director of the Company in October 1995. Mr. Proctor is currently a consultant. He served as President and Chief Operating Officer of Platinum Software Corporation, a supplier of financial software application programs, from May 1994 to December 1995. Prior to joining Platinum Software, Mr. Proctor was Vice President of software products for the Personal Software Products Division of IBM from April 1993 to May 1994. From October 1991 to April 1993, Mr. Proctor was a private consultant providing executive management services to technology companies. From May 1990 to October 1991, Mr. Proctor was with Ashton-Tate Corporation, a supplier of business applications software products, and served as both the Vice President of the Database Division and as President and Chief Operating Officer. Prior to joining Ashton-Tate, Mr. Proctor spent 23 years with IBM in several executive capacities. Mr. Proctor presently serves on the Board of Directors of CyberGuard Corporation.

     Earl Pearlman was named President and Chief Executive Officer of the Company in April 1996. From April 1995 to March 1996, Mr. Pearlman was Vice President, U.S. Sales for the Company. Prior to joining the Company, Mr. Pearlman was the President and Chief Executive Officer of National Peripherals, Inc., a supplier of cross-platform RAID-based storage products, which he founded in 1980, acquired by the Company in 1995.

     John Repp has been a Director of the Company since January 1998. Mr. Repp has been a consultant to several high technology firms beginning in 1995. Prior to this time, Mr. Repp was the Vice President of Sales for Seagate Technology from 1989 until 1995. Prior to joining Seagate, Mr. Repp spent 22 years with Control Data Corporation in various positions in sales and operations.

DIRECTORS' FEES AND OPTIONS

     The Company's Directors did not receive cash compensation for serving on the Board of Directors for the fiscal year ended April 4, 1998, but they were reimbursed for expenses incurred in attending Board meetings.

     Each non-employee Director of the Company is granted a nonqualified option to purchase 10,000 shares of Common Stock under the Directors' Non-Qualified Stock Option Plan (the "Directors' Plan") and upon election or appointment to the Board of Directors. In addition, the Directors' Plan provides that each non-employee Director who is a director immediately prior to an annual meeting of the Company's stockholders and who continues to be a Director after such meeting (i.e., Mr. Proctor, Ms. Kreidel and Mr. Noorda, in the event he is re-elected) will be granted an option to purchase 2,500 shares of Common Stock, provided that such Director has served as such for at least one year. Mr. Noorda, Ms. Kreidel and Mr. Proctor each received options to purchase 2,500 shares of Common Stock with an exercise price of $12.88 per share following the Company's 1997 Annual Meeting and Mr. Repp received an option to purchase 10,000 shares of Common Stock with an exercise price of $11.88 per share upon his appointment as a director. Each option granted under the Directors' Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant and vests monthly over a 12-month period.

COMMITTEES OF THE BOARD

     The Company currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, currently consisting of Mr. Noorda, Mr. Proctor, Ms. Kreidel and Mr. Repp, recommends the appointment of the independent public accountants of the Company, reviews and approves the scope of the annual audit and reviews the results thereof with the Company's independent accountants. The Audit Committee also assists the Board in fulfilling its fiduciary responsibilities relating to accounting and reporting policies, practices and procedures, and reviews the continuing effectiveness of the Company's business ethics and conflicts of interest policies. The Company does not have an executive committee.

     The Compensation Committee, currently consisting of Mr. Noorda, Mr. Proctor, Ms. Kreidel and Mr. Repp, recommends to the Board of Directors the salaries, bonuses and stock awards received by the officers of the Company. The Compensation Committee is also responsible for administering the Company's

Stock Incentive Plan. The Compensation Committee determines the recipients of awards, sets the exercise price of shares granted, and determines the terms, provisions and conditions of all rights granted.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1998, the Compensation Committee consisted of Mr. Noorda, Mr. Proctor, Ms. Kreidel and, upon his election, Mr. Repp. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between MTI and other entities involving MTI executive officers and Board members who serve as executive officers of such entities.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During the fiscal year ended April 4, 1998, the Board of Directors met four times. In addition, the Audit Committee and Compensation Committee met one and four times, respectively. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and all committees of the Board on which such director served.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that the Company's executive officers and directors file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive officers and directors are also required by the SEC rules to furnish the Company with copies of all Section 16(a) reports they file. As part of a Section 16 compliance program established by the Company for its executive officers and directors, the Company undertakes to file these reports on behalf of such individuals. Based solely on its review of the Forms 3, 4 and 5 filed on behalf of its executive officers and directors, as well as written representations from certain individuals that no Forms 5 are required by such individuals, the Company believes that, during the fiscal year ended April 4, 1998, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with pursuant to the SEC rules, except that one of Steven J. Hamerslag's (a former Director of the Company) filings on Form 4 was filed nine days late.

                               VOTING SECURITIES
                                      AND
                           PRINCIPAL HOLDERS THEREOF

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 2, 1998 by (i) each person known by the Company to own more than 5% of such shares, (ii) each of the Company's Directors, (iii) the Company's Chief Executive Officer and each of its four most highly compensated executive officers who served as executive officers at April 4, 1998, and (iv) all Directors and executive officers as a group. As of July 2, 1998, there were 28,363,971 issued and outstanding shares of Common Stock of the Company, not including treasury shares or shares issuable upon exercise of options or warrants. Ownership information has been supplied by the person concerned.

                            SECURITY OWNERSHIP TABLE

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                            NAME                                NUMBER     PERCENT
                            ----                              ----------   -------
NFT Ventures, Inc...........................................  14,463,285    50.99%
10050 N. Wolfe Road SW2
Cupertino, California 95014
Kennedy Capital Management..................................   1,606,446     5.66%
10829 Olive Boulevard
St. Louis, Missouri 63141
Steven J. Hamerslag(2)......................................   1,880,500     6.63%
P.O. Box 7227
Rancho Santa Fe, California 92067
Raymond J. Noorda(3)........................................  14,480,368    51.02%
Val Kreidel(4)..............................................      17,083        *
David Proctor(5)............................................      19,583        *
Earl M. Pearlman(6).........................................     151,668        *
John Repp (7)...............................................       5,833        *
Dale R. Boyd(8).............................................      72,750        *
Thomas P. Raimondi(9).......................................     180,850        *
Gary M. Scott(10)...........................................     509,250     1.78%
Venki Venkataraman (11).....................................      30,600        *
All directors and officers as a group (13 persons)(12)......  15,520,711    53.22%

---------------
  *  Less than 1%

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares.

 (2) Includes 1,793,000 shares held in a family trust in which Mr. Hamerslag has shared voting and investment power with his wife.

 (3) The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807. Represents shares owned by NFT Ventures, Inc. ("NFT"), and 17,083 shares issuable to Mr. Noorda upon exercise of options exercisable within 60 days of July 2, 1998. Mr. Noorda, Chairman of the Board of Directors of the Company, is Chairman of the Board of NFT. Mr. Noorda disclaims beneficial ownership of all shares held by NFT.

 (4) Includes 17,083 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

 (5) Includes 14,583 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

 (6) Includes 151,668 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

 (7) Includes 5,833 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

 (8) Includes 72,750 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

 (9) Includes 180,850 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

(10) Includes 258,750 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

(11) Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of July 2, 1998.

(12) Includes shares held by entities affiliated with directors and executive officers of the Company as described above, including 798,350 shares issuable upon exercise of stock options and warrants exercisable within 60 days of July 2, 1998.

     COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth for each of the Company's last three completed fiscal years the compensation of Earl M. Pearlman, the Company's President and Chief Executive Officer, and the four most highly compensated executive officers other than Mr. Pearlman whose total annual salary and bonus for the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                                ------------
                                           ANNUAL COMPENSATION                   NUMBER OF
                             ------------------------------------------------    SECURITIES
                                                              OTHER ANNUAL       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)(2)
---------------------------  ----   ---------   --------   ------------------   ------------   ------------------
Earl M. Pearlman(3).......   1998    260,577    202,070               *           285,000                 0
President, Chief Executive   1997    213,846          0               *           250,000                 0
Officer                      1996    186,362          0               *           375,000            14,068

Gary M. Scott(4)..........   1998    254,609    103,022               *            80,000             2,584
Senior Vice President,       1997    210,098          0          24,650                 0             1,130
European Operations          1996    216,116          0          31,938           315,000             1,169

Dale R. Boyd(5)...........   1998    189,750     91,522               *                 0             2,864
Vice President, Chief        1997    175,048     11,250               *           120,000             1,300
Financial Officer            1996    122,500          0               *            50,000                39

Thomas P. Raimondi(6).....   1998    207,343     90,522               *                 0             3,020
Senior Vice President        1997    200,000     10,000               *           100,000             1,875
and General Manager          1996    175,000          0               *           232,500             1,189

Venki Venkataraman (7)....   1998    182,673     96,772               *                 0            17,748
Vice President, Operations   1997    110,000     27,000               *            85,000            26,648

---------------
 * Amount does not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus reported for the individual.

(1) 1997 amount for Mr. Scott includes $6,898 for tax services and $17,752 for an automobile allowance. 1996 amount for Mr. Scott includes $615 for medical insurance, $11,861 for tax services and $19,462 for an automobile allowance.

(2) Amounts represent the dollar value of insurance premiums paid by the Company during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officer, with the exception of the 1998 and 1997 amounts for Mr. Venkataraman, which also include $16,035 and $24,523 for reimbursement of relocation expenses, respectively.

(3) Includes options to purchase an aggregate of 125,000 shares that were repriced in May 1995.

(4) Includes options to purchase an aggregate of 190,000 shares granted in previous fiscal years that were repriced in May 1995.

(5) Includes options to purchase an aggregate of 25,000 shares granted in previous fiscal years that were repriced in May 1995.

(6) Includes options to purchase an aggregate of 132,500 shares granted in previous fiscal years that were repriced in May 1995.

(7) Mr. Venkataraman joined the Company on April 29, 1996.

SUMMARY OF OPTION GRANTS

     The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended April 4, 1998 to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                               INDIVIDUAL GRANTS                          REALIZABLE
                                ------------------------------------------------       VALUE AT ASSUMED
                                NUMBER OF     % TOTAL                                  ANNUAL RATES OF
                                SECURITIES    OPTIONS                                       STOCK
                                UNDERLYING   GRANTED TO                               PRICE APPRECIATION
                                 OPTIONS     EMPLOYEES    EXERCISE                    FOR OPTION TERM(2)
                                 GRANTED     IN FISCAL      PRICE     EXPIRATION   ------------------------
             NAME                  (#)        YEAR(1)     ($/SH)(1)      DATE        5%($)         10%($)
             ----               ----------   ----------   ---------   ----------   ---------      ---------
Earl M. Pearlman..............   285,000         18%       $12.50      09/26/07    2,240,437      5,677,708
Gary Scott....................    80,000          5%       $12.88      09/25/07      647,760      1,641,555
Dale R. Boyd..................         0          0           n/a           n/a          n/a            n/a
Thomas P. Raimondi, Jr........         0          0           n/a           n/a          n/a            n/a
Venki Venkataraman............         0          0           n/a           n/a          n/a            n/a

---------------
(1) Based on an aggregate of 1,564,200 options granted to directors and employees of the Company in fiscal year 1998, including the Named Executive Officers.

(2) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term.

     Mr. Pearlman's option grant to purchase 285,000 shares at $12.50, which expires September 26, 2007, vests 50% on September 25, 1998, and 50% on September 25, 1999. Mr. Scott's option grant to purchase 80,000 shares at $12.88, which expires September 25, 2007, vests 25% one year after the commencement date of the grant, and one-twelfth of the remaining shares subject to the option grant vest each quarter thereafter.

SUMMARY OF OPTIONS EXERCISED

     The following table sets forth information concerning exercises of stock options during the year ended April 4, 1998 by each of the Named Executive Officers and the value of unexercised options at April 4, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES
                                  FISCAL 1998

                                                                   NUMBER OF
                                                                  SECURITIES           VALUE OF
                                                                  UNDERLYING          UNEXERCISED
                                                                  UNEXERCISED        IN-THE-MONEY
                                                                  OPTIONS AT          OPTIONS AT
                                                                  FISCAL YEAR         FISCAL YEAR
                                        SHARES                      END (#)             END ($)
                                      ACQUIRED ON     VALUE     ---------------   -------------------
                                       EXERCISE     REALIZED     EXERCISABLE/        EXERCISABLE/
                NAME                      (#)        ($)(1)      UNEXERCISABLE     UNEXERCISABLE(2)
                ----                  -----------   ---------   ---------------   -------------------
Earl M. Pearlman....................    208,332     2,895,555   291,668/285,000   4,213,562/1,175,625
Gary Scott..........................          0            --   227,500/167,500   3,384,063/1,601,163
Dale R. Boyd........................      4,000        58,938    57,250/108,750     803,469/1,503,031
Thomas P. Raimondi, Jr. ............     18,650       237,357   168,850/145,000   2,499,144/2,119,375
Venki Venkataraman..................          0            --     21,250/63,750       287,506/862,519

---------------
(1) Value realized is based on estimated fair market value of Common Stock on the date of exercise minus the exercise price.

(2) Value is based on estimated fair market value of Common Stock as of April 4, 1998 ($16.625) minus the exercise price.

SEVERANCE AGREEMENTS

     The Board of Directors has approved Severance Agreements with the following executive officers: Earl Pearlman, Dale Boyd, Thomas Raimondi, Venki Venkataraman, Gary Scott, Chuck Sitzman, Pat Conroy, Peter Shambora and William Decker. Once executed and delivered by the parties, these agreements will have two year terms and be automatically renewable for successive one year terms thereafter. Pursuant to the approved terms, if the executive's employment with the Company is terminated within twelve months of a change in control of the Company (as defined in the agreement), he will receive benefits at the level determined by the reason for such termination. If the termination is for cause (as defined in the agreement), by reason of the executive's disability or death, or by the employee for other than "good reason" (as defined in the agreement), the Company will pay the employee all accrued, unpaid compensation, and, except where terminated by the Company for cause, a pro rata portion of the annual bonus under the bonus plan. If the executive is terminated for any other reason by the Company or the executive terminates his employment with good reason, the Company will pay to the executive (i) all accrued, unpaid compensation, (ii) a pro rata portion of the annual bonus under the bonus plan and (iii) an amount equal to one year of annual base salary and annual bonus under the bonus plan, and, for a period of twelve months following termination, will provide the executive and his dependents medical insurance benefits.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     During the fiscal year ended April 4, 1998, the Compensation Committee, consisting of Mr. Noorda, Mr. Proctor, Ms. Kreidel and Mr. Repp, was responsible for establishing and administering the policies that govern the compensation of executive officers, including the Named Executive Officers. The Compensation Committee has furnished the following report on executive compensation:

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") of the Board of Directors is composed of independent outside directors. The Committee reviews and administers the Company's various incentive plans, including the cash compensation levels of members of management, the Company's bonus plan and the Company's stock incentive plans.

     General Compensation Policy. The Committee's fundamental compensation policy is to make a substantial portion of an executive's total potential compensation contingent upon the financial performance of the Company. Accordingly, in addition to each executive's base salary, the Company offers the opportunity for an annual cash bonus which is tied to the Company's achievement of financial performance goals, and stock option awards to provide incentives to the executive officers through an equity interest of the Company. The Committee believes that the stockholders benefit by aligning the long-term interests of stockholders and employees.

     Base Salary. For the fiscal year 1998, the Committee reviewed the recommendations of the Chief Executive Officer as to proposed base salaries for all executives other than the Chief Executive Officer. Increases in base salaries generally reflect increased responsibilities over the prior fiscal year or strong individual performance in the prior fiscal year.

     The Committee performed an annual review of the base salary of each of the executive officers with reference to the executive's performance, level of responsibility and experience to determine whether the current base salary is appropriate and competitive. The Committee evaluated the reasonableness of the base salary based upon the median salary range paid to executive officers with comparable duties at companies of similar size in the same geographic area in the computer technology industry. No specific quantitative weight was given to any particular performance measurement.

     Cash Bonuses. The Company's Board of Directors approved and implemented a senior management bonus plan ("Bonus Plan") for fiscal 1998. The purpose of this Bonus Plan was to provide an incentive to certain designated senior managers to maximize stockholder value by maximizing operational performance of the Company. Bonus Plan participants included all executive officers of the Company and certain other key senior managers.

     Pursuant to the terms of the Bonus Plan, the criterion for earning a bonus was based solely on the Company's reported net income for fiscal 1998 ("Actual Net Income") being equal to or greater than the consolidated net income as set forth in the Company's fiscal 1998 annual operating plan as approved by the Company's Board of Directors ("AOP net Income").

     Bonus Plan participants were divided into two groups: senior managers who reported directly to the President and Chief Executive Officer ("Direct Reporting Senior Managers") and those who reported to a position other than the President and Chief Executive Officer ("Secondary Senior Managers").

     The Bonus Plan provided for two levels of bonus award categories: a base bonus award ("Base Bonus") and an over-achievement bonus award ("Over-Achievement Bonus"). Base Bonuses were earned if the Company's Actual Net Income, inclusive of all calculated Base Bonus amounts, was equal to the AOP Net Income. The Base Bonus for each Direct Reporting Senior Managers was 25% of his respective annual salary. The Base Bonus for each Secondary Senior Manager was 15% of his respective annual salary. In the event that Actual Net Income, inclusive of the accrued costs of all Base Bonuses, was in excess of the AOP Net Income, a bonus pool was created based on 15% of the first $1,500,000 of Actual Net Income that was in excess of the AOP Net Income and 20% of every dollar greater than $1,500,000. The bonus pool was divided between the two Bonus Plan participant groups based on each of the respective group's cumulative Base Bonuses as a percentage of the total Base Bonuses for both groups. Within each group, the bonus pool was divided equally among group members.

     Stock Option Awards. The Company has granted stock options under its various stock option plans generally at prices equal to the fair market value of the Company's Common Stock at the date of grant. Grants to executive officers are based on their responsibilities and relative positions in the Company and are considered an integral component of total compensation. The Committee believes the granting of options to be beneficial to stockholders, because it increases management's incentive to enhance stockholder value. Grants were proposed by the Chief Executive Officer and reviewed by the Committee based on the individual's overall performance. No specific quantitative weight was given to any particular performance measure. The Committee believes that stock option grants are necessary to retain and motivate key employees of the Company.

     Chief Executive Officer Compensation. The base salary of the Chief Executive Officer was recommended by the Committee and approved by the Board. The Committee reviewed the salaries of comparable executive officers at companies of similar size and in the same geographic area as the Company and in the computer industry. Mr. Pearlman participated in the same executive compensation plans as those described above for the other executive officers. As is true of the other executive officers, the Committee's policy is to have a large portion of the Chief Executive Officer's compensation based on the Company's financial performance. Mr. Pearlman received $202,070 in cash bonuses for fiscal 1998. Mr. Pearlman was awarded options to purchase 285,000 shares of the Company's Common Stock during fiscal 1998.

     Policy Regarding Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("Section 162(m)") provides that for federal income tax purposes, the otherwise allowable deduction for compensation paid or accrued to a covered employee of a publicly held corporation is limited to no more than $1 million per year. The Company is not presently affected by Section 162(m) because, for the fiscal year ended April 4, 1998, no executive officer's compensation exceeded $1 million, and the Company does not believe that the compensation of any executive officer will exceed $1 million for the 1999 fiscal year. Options granted under the Company's 1996 Stock Incentive Plan will be considered performance-based compensation. As performance-based compensation, compensation attributable to options granted under the Plan and awarded to covered employees will not be subject to the compensation deduction limitations of Section 162(m).

                                          COMPENSATION COMMITTEE

                                          Raymond J. Noorda
                                          Val Kreidel
                                          David Proctor
                                          John Repp

                        COMPANY STOCK PRICE PERFORMANCE

     The following performance graph assumes an investment of $100 on April 7, 1994 (the date the Company became subject to Section 12 of the Exchange Act) and compares the change to April 4, 1998 in the market prices of the Common Stock with a broad market index (Nasdaq Stock Market -- U.S.) and an industry index (Nasdaq Computer Manufacturer Index). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

            COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN AMONG MTI TECHNOLOGY CORPORATION, THE NASDAQ STOCK MARKET -- U.S.
                INDEX AND THE NASDAQ COMPUTER MANUFACTURER INDEX

                                           MTI                                   NASDAQ
        MEASUREMENT PERIOD             TECHNOLOGY         NASDAQ STOCK          COMPUTER
      (FISCAL YEAR COVERED)            CORPORATION        MARKET (U.S.)       MANUFACTURER
      ---------------------            -----------        -------------       ------------
            4/7/94                         100                 100                 100
            MAR-95                          36                 109                 116
            MAR-96                          21                 149                 179
            MAR-97                          42                 165                 196
            MAR-98                         192                 251                 348

--------------
* $100 invested on 4/07/94 in stock or index, including reinvestment of dividends, fiscal year ending March 31.

**  Figures in dollars.

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY ABOVE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  PROPOSAL TWO

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has recommended that the stockholders ratify the selection of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the fiscal year ending April 5, 1999, or until a successor is appointed.

     KPMG Peat Marwick LLP has been the principal certified public accounting firm utilized by the Company since March 1986. During this time, KPMG has examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

     The matter is being submitted to the stockholders for approval by the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED TO THE MEETING:

     RESOLVED, that the stockholders of MTI Technology Corporation hereby ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending April 5, 1999.

     The persons designated in the enclosed proxy will vote your shares FOR ratification of the selection unless instructions to the contrary are indicated in the enclosed proxy.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make statements should they desire to do so.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED APRIL 4, 1998 AS FILED WITH THE SEC WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, MTI TECHNOLOGY CORPORATION, 4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807.

                         STOCKHOLDER PROPOSALS FOR THE
                              1999 ANNUAL MEETING

     Stockholders who may wish to present proposals for inclusion in the Company's proxy materials in connection with the 1999 Annual Meeting of Stockholders must submit such proposals in writing to the Secretary at the address shown at the top of page one not later than March 22, 1999. In addition, to be properly considered at the 1999 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to the Company's Secretary in writing not less than 30 nor more than 60 days prior to the meeting; provided, that in the event that less than 40 days notice of the meeting date is given to stockholders, proposals must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder's notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the annual meeting, (b) the name and home address of the stockholder proposing such business, (c) the class and number of shares of Common Stock beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business.

                                          By Order of the Board of Directors

                                          /s/ EARL M. PEARLMAN
                                          -------------------------------------
                                          Earl M. Pearlman
                                          President and Chief Executive Officer

Anaheim, California
August 6, 1998

                                  APPENDIX "A"

                           MTI TECHNOLOGY CORPORATION
              4905 EAST LA PALMA AVENUE, ANAHEIM, CALIFORNIA 92807

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
           MTI TECHNOLOGY CORPORATION TO BE HELD ON SEPTEMBER 10, 1998

   The undersigned hereby appoints Earl M. Pearlman and Dale R. Boyd, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MTI Technology Corporation (the "Company") to be held at the Company's offices, 4905 East La Palma Avenue, Anaheim, California 92807, on September 10, 1998, at 10:00 a.m. local time, and at any and all adjournments thereof, and to vote all Common Stock of the Company, as designated on the reverse side of this proxy card, with all the powers the undersigned would possess if personally present at the meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

[X]  Please mark
     your votes as
     in this example

        THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED. WHERE NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED AND FOR APPROVAL OF PROPOSAL 2. THIS PROXY CONFERS AUTHORITY FOR THE PERSONS NAMED ON THE REVERSE SIDE, OR ANY ONE OF THEM, TO VOTE IN HIS DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS: Nominee: Raymond J. Noorda

                        FOR            WITHHELD
                        [ ]               [ ]


2.  Ratification of Selection of            FOR      AGAINST    ABSTAIN
    KPMG Peat Marwick LLP as the            [ ]        [ ]        [ ]
    Company's independent auditors
    for fiscal year 1999.


THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 1998 ANNUAL MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s). When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both tenants sign.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

Signature:               Date:         Signature:                 Date:
          --------------      --------           -----------------     ---------